Exhibit 99.1

Nick White Joins Pep Boys’ Board of Directors

PHILADELPHIA, PA – August 10, 2006 – The Pep Boys – Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket retail and service chain, announced that Nick White has joined its Board of Directors.

Mr. White is President and Chief Executive Officer of White & Associates, a management consulting firm that he founded in 2000.  From 1973 through 2000, Mr. White held numerous executive and management level positions with Wal*Mart Stores, Inc., including Executive Vice President and General Manager of the Supercenter division from 1990 to 2000 and Executive Vice President and General Manager of Sam’s Wholesale Club from 1985 through 1989.   Mr. White serves as a director of Gold Toe Corporation, Oneida Ltd. and Playtex Products, Inc.

Mr. White was proposed to the Board by a group of investors led by Barington Capital Group, L.P., pursuant to the terms of the recently announced agreement between the Company and the Barington group.  Mr. White has been appointed in the place of Alan S. Bernikow, who had been previously proposed by the Barington group, but who subsequently informed the Company of his inability to serve on the Board.

Mr. White has been appointed to the Human Resources Committee and Shareholder Rights Plan Committee of the Board.

About Pep Boys:

Pep Boys has 593 stores and more than 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 -PEP-BOYS or by visiting pepboys.com.

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Contact:
Pep Boys, Philadelphia
Investor Contact: Harry Yanowitz, 215-430-9720
Media Contact: Bill Furtkevic, 215-430-9676
Internet: http://www.pepboys.com